Registration Statement No.333-217200
Filed Pursuant to Rule 433

Subject to Completion, dated April 15, 2020
Pricing Supplement to the Prospectus dated April 27, 2017,
the Prospectus Supplement dated September 23, 2018 and the Product Supplement dated October 21, 2019

US$ [ ]
Senior Medium-Term Notes, Series E
Autocallable Reverse Convertible Securities with Contingent Coupons due April 21, 2021
Linked to the common stock of Apple Inc.

•	The notes are designed for investors who are seeking monthly contingent periodic interest payments (as described in more detail below), as well as a return of principal if the closing level of the common stock of Apple Inc. (the “Reference Asset”) on any monthly Observation Date beginning in October 2020 is greater than 100% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in the appreciation of the Reference Asset and be willing to lose some or all of their principal at maturity.
•	The notes will pay a Contingent Coupon on each Contingent Coupon Payment Date at the Contingent Interest Rate of 0.850% per month (approximately 10.20% per annum) if the closing level of the Reference Asset on the applicable monthly Observation Date is greater than its Coupon Barrier Level. However, if the closing level of the Reference Asset is less than or equal to its Coupon Barrier Level on an Observation Date, the notes will not pay the Contingent Coupon for that Observation Date.
•	Beginning on October 16, 2020, if on any Observation Date, the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. On the following Contingent Coupon Payment Date (the “Call Settlement Date"), investors will receive their principal amount plus the Contingent Coupon otherwise due. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of the Reference Asset and whether the closing level of that Reference Asset has declined from its Initial Level to below its Trigger Level on any trading day during the Monitoring Period (a “Trigger Event”), as described below.
•	If the notes are not automatically redeemed, a Trigger Event has occurred and the Final Level of the Underlying Asset is less than its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a delivery of shares of the Reference Asset (the “Physical Delivery Amount”) or, at our election, the cash equivalent (calculated as described below, the “Cash Delivery Amount”), which will be worth less than the principal amount, together with the final Contingent Coupon, if payable. Any fractional shares included in the Physical Delivery Amount will be paid in cash.
•	Investing in the notes is not equivalent to a direct investment in the Reference Asset.
•	The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	April 16, 2020	Valuation Date:	April 16, 2021
Settlement Date:	April 21, 2020	Maturity Date:	April 21, 2021

1Expected. See “Key Terms of the Notes” below for additional details.

Specific Terms of the Notes:

Autocallable Number	Reference Asset	Ticker Symbol	Initial Level	Contingent Interest Rate	Coupon Barrier Level	Trigger Level	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal
724	Common stock of Apple Inc.	AAPL	[ ]	0.850% per month (approximately 10.20% per annum)	[ ], 65.00% of its Initial Level	[ ], 65.00% of its Initial Level	06367WZQ9	[ ]	100%	2.25% [ ]	97.75% [ ]

1 Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-4 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $955.00 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $900.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The common stock of Apple Inc. (ticker symbol "AAPL"). See "The Reference Asset" below for additional information.

Contingent Coupons:	If the closing level of the Reference Asset on an Observation Date is greater than its Coupon Barrier Level, a Contingent Coupon will be paid on the corresponding Contingent Coupon Payment Date at the Contingent Interest Rate, subject to the automatic redemption feature.

Contingent Interest Rate:	0.850% per month (approximately 10.20% per annum), if payable. Accordingly, each Contingent Coupon, if payable, will equal $8.50 for each $1,000 in principal amount.

Observation Dates:[1]	Three trading days prior to each scheduled Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:[1]	Interest, if payable, will be paid on the 21st day of each month (or, if such day is not a business day, the next following business day), beginning on May 21, 2020 and ending on the Maturity Date, subject to the automatic redemption feature.

Automatic Redemption:	Beginning on October 16, 2020, if, on any Observation Date, the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the Call Settlement Date, investors will receive their principal amount plus the Contingent Coupon otherwise due.

Call Settlement Date:[1]	If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Observation Date.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset.

You will receive $1,000 for each $1,000 in principal amount of the note, unless (a) a Trigger Event has occurred and (b) the Final Level of the Reference Asset is less than its Initial Level.

If a Trigger Event has occurred and the Final Level of the Reference Asset is less than its Initial Level, you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount (or, at our election the Cash Delivery Amount. Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero.

You will also receive the final Contingent Coupon, if payable.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the closing level of the Reference Asset is less than its Trigger Level on any trading day during the Monitoring Period.

Monitoring Period:	The period from the Pricing Date to and including the Valuation Date.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	The closing level of the Reference Asset on the Pricing Date.

Coupon Barrier Level:[2]	65% of the Initial Level.

Trigger Level:[2]	65% of the Initial Level.

Call Level:[2]	100% of the Initial Level.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:[1]	April 16, 2020

Settlement Date:[1]	April 21, 2020

Valuation Date:[1]	April 16, 2021

Maturity Date:[1]	April 21, 2021

2

Physical Delivery Amount:[2]	The number of shares of the Reference Asset equal to $1,000 divided by the Initial Level. Any fractional shares will be paid in cash.

Cash Delivery Amount:[2]	The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Reference Asset.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Contingent Coupon Payment Dates (and therefore the Observation Dates and potential Call Settlement Dates), the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

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Additional Terms of the Notes

You should read this document together with the product supplement dated October 21, 2019, the prospectus supplement dated September 23, 2018 and the prospectus dated April 27, 2017. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated October 21, 2019:
https://www.sec.gov/Archives/edgar/data/927971/000121465919006556/d101190424b2.htm

Prospectus supplement dated September 23, 2018:
https://www.sec.gov/Archives/edgar/data/927971/000119312518280416/d624491d424b5.htm

Prospectus dated April 27, 2017:
https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level and whether a Trigger Event has occurred. If the closing level is less than its Trigger Level on any trading day during the Monitoring Period, a Trigger Event will occur. If a Trigger Event occurs and the Final Level of the Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level. In such a case, you will receive at maturity a delivery of shares of the Reference Stock, or at our election the cash equivalent, which will be worth less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	The protection provided by the Trigger Level may terminate on any trading day during the Monitoring Period. — If the closing level of the Reference Asset is less than its Trigger Level on any trading day during the Monitoring Period and the Final Level of the Reference Asset is less than its Initial Level, you will suffer a 1% loss on your investment for each 1% that the Final Level is less than the Initial Level. You will be subject to this potential loss of principal even if, after the Trigger Event occurs, the level of the Reference Asset increases above its Trigger Level.
•	You may not receive any Contingent Coupons with respect to your notes. — We will not necessarily make periodic interest payments on the notes. If the closing level of the Reference Asset on an Observation Date is less than its Coupon Barrier Level, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing level of the Reference Asset is less than its Coupon Barrier Level on each of the Observation Dates, we will not pay you any Contingent Coupons during the term of the notes, and you will not receive a positive return on the notes. Generally, this non-payment of any Contingent Coupons will coincide with a greater risk of principal loss on your notes.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of the Reference Asset on any Observation Date is greater than its Call Level. Following an automatic redemption, you will not receive any additional Contingent Coupons and may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	Your return on the notes is limited to the Contingent Coupons, if any, regardless of any appreciation in the value of any Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus the final Contingent Coupon, if payable. In addition, if the notes are automatically redeemed, you will not receive a payment greater than the principal amount plus the applicable Contingent Coupon, even if the Final Level exceeds the Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Contingent Coupons.
•	Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. — If we deliver the Physical Delivery Amount on the Maturity Date instead of paying the Cash Delivery Amount, the number of shares deliverable will be determined on the Valuation Date. The market value of the Physical Delivery Amount on the Maturity Date may be less than the cash equivalent of such shares determined on the Valuation Date due to any decline in the closing level of the Reference Asset during the period between the Valuation Date and the Maturity Date. Conversely, if we pay the Cash Delivery Amount instead of delivering the Physical Delivery Amount on the Maturity Date, the Cash Delivery Amount will be determined on the Valuation Date and the payment that you receive on the Maturity Date may be less than the market value of such shares that you would have received had we instead delivered such shares due to fluctuations in their market value during the period between the Valuation Date and the Maturity Date.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments and you may not receive any Contingent Coupons over the term of the notes. Even if you do receive one or more Contingent Coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	A higher Contingent Interest Rate or lower Trigger Level or Coupon Barrier Level may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Contingent Interest Rate, Coupon Barrier Level and Trigger Level, are based, in part, on the expected volatility of the Reference Asset at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Reference Asset. The greater the expected volatility of the Reference Asset as of the Pricing Date, the greater the expectation is as of that date that the closing level of the Reference Asset could be less than its Coupon Barrier Level on any Observation Date and that a Trigger Event could occur and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Interest Rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower Trigger Level and/or Coupon Barrier Level than those terms on otherwise comparable securities. Therefore, a relatively higher Contingent Interest Rate may indicate an increased risk of loss. Further, relatively lower Trigger Level and/or Coupon Barrier may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity and/or paying Contingent Coupons. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose a significant portion or all of your initial investment.
•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Reference Asset increases. In addition, any dividends or other distributions paid on the Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset — Unless and until we chose to deliver shares of the Reference Asset at maturity, neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Asset.
•	No delivery of shares of the Reference Asset. — We may chose, in our sole discretion, whether to deliver the Physical Delivery Amount or pay the Cash Delivery Amount at maturity. You should not invest in the notes if you wish to elect whether to receive cash or shares at maturity.
•	Single equity risk. — The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the issuer of the Reference Asset (the “Reference Asset Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the Reference Asset Issuer. We are not affiliated with the Reference Asset Issuer and are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise. We have not undertaken any independent review or due diligence of the SEC filings of the Reference Asset Issuer or of any other publicly available information regarding the Reference Asset Issuer.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Asset, futures or options relating to the Reference Asset or other derivative instruments with return liked or related to changes in the performance on the Reference Asset. We or our affiliates may also trade in the Reference Asset or instruments related to the Reference Asset from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the level of the Reference Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Asset. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

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Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not automatically redeemed. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $65.00 (65.00% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 (100.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity if (i) a Trigger Event occurs or (ii) if a Trigger Event does not occur.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual amount of cash or shares that you will receive at maturity will depend upon whether the closing level of the Reference Asset is less than its Trigger Level on any trading day during the Monitoring Period and whether the Final Level of the Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable Contingent Coupon.

As discussed in more detail above, your total return on the notes will also depend on the number of Contingent Coupon Dates on which the Contingent Coupon is payable. It is possible that the only payments on your notes will be the payment, if any, due at maturity. The payment at maturity will not exceed the principal amount, and may be significantly less.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Payment at Maturity Assuming a Trigger Event Has Not Occurred (Excluding Coupons)*	Payment at Maturity Assuming a Trigger Event Has Occurred (Excluding Coupons)
$200.00	200.00%	$1000.00	$1000.00
$180.00	180.00%	$1000.00	$1000.00
$160.00	160.00%	$1000.00	$1000.00
$140.00	140.00%	$1000.00	$1000.00
$120.00	120.00%	$1000.00	$1000.00
$100.00	100.00%	$1000.00	$1000.00
$90.00	90.00%	$1000.00	$900.00
$80.00	80.00%	$1000.00	$800.00
$70.00	70.00%	$1000.00	$700.00
$65.00	65.00%	$1000.00	$650.00
$64.99	64.99%	-	$649.90
$60.00	60.00%	-	$600.00
$40.00	40.00%	-	$400.00
$20.00	20.00%	-	$200.00
$0.00	0.00%	-	$0.00

* Represents the cash value of the Physical Delivery Amount on the Valuation Date. We may elect to deliver either the Physical Delivery Amount or the Cash Delivery Amount. If we elect to deliver the Physical Delivery Amount, the actual value received and your total return on the notes on the Maturity Date will depend on the value of the Reference Asset on the Maturity Date.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Mayer Brown LLP) in the product supplement dated October 21, 2019 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof , and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Reference Asset

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Asset Issuer and the Reference Asset Issuer will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Asset. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Asset could affect the price of the shares of the Reference Asset on any trading day during the Monitoring Period, each Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of the Reference Asset is not a recommendation to buy or sell the shares of the Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Asset. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Asset may be obtained through the SEC’s website at http://www.sec.gov.

Apple Inc. is engaged in designing, manufacturing and marketing smartphones, personal computers, tablets, wearables and accessories. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Its common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL.”

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